UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2006

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat	N/A
Curaçao
Netherlands Antilles
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Entry into a Material Definitive Agreement.

Orthofix International N.V. (“Orthofix” or “the Company”) announced that the Company and Medtronic Sofamor Danek USA, Inc. (“Medtronic”) have mutually agreed to terminate the parties’ Marketing Services Agreement (“Agreement”) effective Friday, August 11, 2006. Pursuant to the terms of the Agreement, Orthofix will make monthly payments to Medtronic of $673,050.00 through April 30, 2007. Accordingly, Orthofix will record an accrual of approximately $6.1 million in the third quarter of 2006. Under the Agreement, Medtronic provided certain marketing services to Orthofix such as the display of Orthofix bone growth stimulation products at trade shows and on Medtronic websites as well as the supply of marketing materials to spinal physicians interested in Orthofix products. The monthly fee paid to Medtronic prior to termination was $897,400 and the reduced monthly fee is required to be paid in the event of a termination of the Agreement.  The Agreement was entered into effective May 1, 2005 and had a two year term. Orthofix does not expect that the termination of the Marketing Services Agreement will have a material adverse effect on the Company’s financial condition or future results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Thomas Hein
Thomas Hein
Chief Financial Officer

Date: August 14, 2006